Exhibit 99.1

October 25, 2016

Franklin Financial Reports Third Quarter 2016 Earnings; Declares Dividend

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $2.1 million for the third quarter ended September 30, 2016. This represents a 19.5% decrease when compared to third quarter 2015 earnings of $2.6 million and a 31.3% increase when compared to second quarter 2016 earnings of $1.6 million. For the third quarter of 2016, net interest income increased $620 thousand over the prior year quarter; however, this increase was more than offset by a $750 thousand increase in the provision for loan loss expense. During the second quarter of 2016, a $1.9 million charge-off on a participated commercial loan was recorded. This nonperforming loan was sold during the third quarter of 2016 and this resulted in a $759 thousand charge-off and an increase in the provision for loan losses for the quarter. Additionally, earnings for the third quarter of 2015 benefited from a reversal of $250 thousand of the valuation allowance on the deferred tax asset as disclosed in previous filings. Third quarter 2016 earnings improved compared to the second quarter 2016 due primarily to an increase in net interest income and a reduction in the provision for loan losses expense.

Net income for the first nine months of 2016 was $6.4 million compared with $7.9 million for the same period in 2015, a decrease of 19.8%. Contributing to this decline was an increase in the provision for loan losses expense of $2.3 million and as previously reported two nonrecurring events that increased 2015 noninterest income by $899 thousand as disclosed in previous filings.

On a per share basis, diluted earnings were $0.48 for the quarter ended September 30, 2016 and $1.48 for the first nine months of 2016, compared to $0.61 and $1.87 for the same periods in 2015.

“As with the previous quarter, we continue to manage through some of the issues related to a loan charge-off.” said Timothy G. Henry, President and CEO of F&M Trust. “But our growth in commercial loans and noninterest-bearing deposits reflects the momentum we have generated by doing the right thing for our customers and expanding new relationships in our markets.”

Total assets at September 30, 2016 were $1.1 billion, a 6.9% increase when compared with total assets at December 31, 2015. Net loans increased 9.8% to $847.9 million, which was driven by an increase in commercial loans of $78.3 million, or 12.5%. Total deposits increased 6.5% to $978.6 million, which included growth in noninterest-bearing deposits of 14.7%. Net interest income was $25.8 million for the first nine months of 2016 representing an increase of $1.8 million, or 7.4%, when compared to September 30, 2015. The market value of trust assets under management increased slightly to $617.3 million.

Additionally, the Board of Directors of Franklin Financial Services Corporation declared a $0.21 per share regular cash dividend for the fourth quarter of 2016. This compares to a $0.19 per share regular cash dividend for the fourth quarter of 2015, representing a 10.5% increase. Total cash dividends paid during the four quarters of 2016 will be $0.82 per share compared to $0.74 per share in 2015, an increase of 10.8%.

The regular quarterly cash dividend will be paid on November 23, 2016 to shareholders of record at the close of business on November 4, 2016.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.